Exhibit 14

Code of Ethics for Senior Officers of Milastar Corporation

The Board of Directors of Milastar Corporation (the "Company") has developed and adopted this Code of Ethics applicable to its principal executive officer, principal financial officer and other persons performing similar functions each as identified from time to time by the Board of Directors (collectively, the "Senior Financial Officers"). The authority to control and manage the operation and administration of this Code of Ethics, as well as the authority and discretion to grant any waivers from this Code of Ethics, shall be vested in the Audit Committee of the Board of Directors of the Company. All such waivers or amendments shall be disclosed promptly as required by law. The Senior Financial Officers are subject to this Code of Ethics in addition to any other policies adopted by the Company and applicable to employees generally.

1. Each Senior Financial Officer is responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Accordingly, it is the responsibility of each Senior Financial Officer promptly to bring to the attention of the Audit Committee any information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

2. The Company's books and records shall be properly maintained and shall accurately reflect all transactions. No undisclosed or unrecorded funds or assets shall be established for any purpose. All contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

3. Each Senior Financial Officer shall promptly bring to the attention of the Company's independent auditor and the Company's Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data; (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls or (c) any questionable accounting, internal controls or auditing matters.

4. Each Senior Financial Officer shall act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company's business and the Company's financial reporting.

5. Each Senior Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.

6. Each Senior Financial Officer shall avoid actual or apparent conflicts of interest between personal and business relationships.

Owning a substantial interest in any competing business or in any outside concern that does business with the Company;

Providing services as a director, manager, consultant, employee or independent contractor to any outside concern that does business with the Company or is in a competing business, except with the Company's specific prior knowledge and consent;

Engaging in any outside employment which is in conflict with an essential business-related interest or which requires significant time, attention or energy, except with the Company's specific prior knowledge and consent;

Accepting gifts (other than gifts of nominal value), favors, compensation, loans, excessive entertainment or other similar activities from the Company's competitors or from any other company or person that does business or seeks to do business with the Company;

Representing the Company in any transaction with a person or organization in which you or your immediate family have a direct or indirect personal interest or may derive a benefit;

Competing directly or indirectly with the Company in the design, manufacture, marketing, purchase or sale of products or property rights or interests;

Taking advantage of any business opportunity which would rightfully belong to the Company;

Using or revealing (without proper authorization) any confidential product information, confidential financial information or other confidential information concerning the Company's plans, decisions or activities, including information which is not available to the general public and which could be considered of some importance in a decision whether to buy or sell the Company's stock or the Company's business partners' securities.

Any such actual or apparent conflicts of interest shall be brought to the attention of the Audit Committee.

7. The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Company, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, disgorgement of bonus or other amounts and termination of the individual's employment, or any other action as allowed by law.